ASSET PURCHASE AGREEMENT

by and among

LINK STAFFING SERVICES CORPORATION,

FRANLINK, INC.,

and

STAFFLINK, INC.,

Each a “Seller”, and collectively, the “Sellers”,

and

HQ LINK CORPORATION

“Buyer”

Dated:

February 12, 2021

TABLE OF CONTENTS

ARTICLE I DEFINITIONS   1

ARTICLE II PURCHASE AND SALE   9

2.01 Purchase and Sale of the Assets.   9
2.02 Excluded Assets.   10
2.03 Assumed Liabilities.   11
2.04 Excluded Liabilities.   11
2.05 Trademark License Agreement.   13
2.06 Purchase Price.   13
2.07  Payment of the Buyer Termination Fee, the Buyer
PPP Escrow Contribution, and the Sellers' PPP
Escrow Contribution.   13
2.08 Allocation of Purchase Price.   14
2.09 Withholding Tax.   14

ARTICLE III EXECUTION AND CLOSING   14

3.01 Pre-Closing Deliverables  14
3.02 Closing.   14
3.03 Closing Deliverables.   15

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLERS   16

4.01Organization, Good Standing, Foreign Qualifications
of Sellers.   16
4.02 Authority of Sellers.   16
4.03 No Conflicts; Consents.   16
4.04 Financial Statements.   17
4.05 Subsidiaries.   17
4.06 Undisclosed Liabilities.   17
4.07 Absence of Certain Changes, Events and Conditions.   17
4.08 Material Contracts.   17
4.09 Title to Purchased Assets.   19
4.10 Sufficiency of Assets.   19
4.11
Intellectual Property.   19
4.12
Real Property.   19
4.13
Insurance.   19
4.14
Legal Proceedings; Governmental Orders.   20
4.15
Compliance With Laws; Permits.   20
4.16
Employee Benefit Matters.   20
4.17
Environmental Matters.   22
4.18 Employment Matters.   23
4.19 Taxes.   24
4.20
Brokers.   24
4.21
CARES Act Relief Funds.   24

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER   24

5.01 Organization of Buyer.   25
5.02 Authority of Buyer.   25
5.03 No Conflicts; Consents.   25
5.04 Brokers.   25
5.05 Sufficiency of Funds.   25
5.06 Legal Proceedings.   25
5.07 Independent Evaluation.   26

ARTICLE VI COVENANTS   26

6.01 Conduct of Business Prior to the Closing.   26
6.02 Access to Information and Acquired Franchisees.   27
6.03 No Solicitation of Other Bids.   27
6.04 Notice of Certain Events.   28
6.05 Employees and Employee Benefits.   28
6.06 Confidentiality.   29
6.07 Non-Competition; Non-Solicitation.   29
6.08 Closing Conditions.   30
6.09 Public Announcements.   30
6.10
Receivables.   31
6.11
Transfer Taxes.   31
6.12
Further Assurances.   31
6.13
Assignment of Certain Contracts.   31
6.14 Transition Services.   31
6.15 PPP Escrow and Forgiveness.   32

ARTICLE VII CONDITIONS TO CLOSING   32

7.01 Conditions to Obligations of All Parties.   32
7.02 Conditions to Obligations of Buyer.   32
7.03 Conditions to Obligations of Sellers.   34

ARTICLE VIII INDEMNIFICATION   35

8.01 Survival.   35
8.02 Indemnification by Sellers.   35
8.03 Indemnification by Buyer.   36
8.04 Limitations.   36
8.05 Procedures of Indemnification.   37

ARTICLE IX TERMINATION   38

9.01 Termination.   38
9.02 Buyer Termination Fee.   39
9.03 Effect of Termination.   40

ARTICLE X MISCELLANEOUS   40

10.01 Expenses.   40
10.02 Notices.   40
10.03 Interpretation.   41
10.04 Headings.   42
10.05 Severability.   42
10.06 Entire Agreement.   42
10.07 Successors and Assigns.   42
10.08 No Third-party Beneficiaries.   42
10.09 Amendment and Modification; Waiver.   42
10.10Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.   43
10.11 Specific Performance.   44
10.12 Counterparts.   44

Exhibits
Exhibit A – Transition Plan
Exhibit B – Form of Trademark License Agreement
Exhibit C – Form of Assignment and Assumption Agreement
Exhibit D – Escrow Agreement
Exhibit E – Form of PPP Escrow Agreement

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of February 12, 2021, is entered into among LINK STAFFING SERVICES CORPORATION, a Delaware corporation, FRANLINK, INC., a Texas corporation, and STAFFLINK, INC., a Texas corporation, (each a “Seller” and, collectively the “Sellers”) on the one hand, and HQ LINK CORPORATION, a Delaware corporation (“Buyer”) on the other hand.

RECITALS

WHEREAS, Sellers are engaged through various subsidiaries and franchisees in the business of providing temporary staffing services to customers (the “Business”);

WHEREAS, Sellers wish to sell and assign to Buyer, and Buyer wishes to purchase and assume from Sellers, the certain assets and specified liabilities of the Business specifically set forth in this Agreement and subject to the terms and conditions set forth herein; and

WHEREAS, a portion of the Purchase Price payable by Buyer to Seller shall be placed in escrow by Buyer upon the execution of this Agreement, the release of which shall be contingent upon certain events and conditions, all as set forth in this Agreement and the Escrow Agreement (as defined herein);

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Accounts Receivable” has the meaning set forth in Section 2.02(b).

“Acquired Franchisees” has the meaning set forth in Section 2.01(a).

“Acquisition Proposal” has the meaning set forth in Section 6.03(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 2.08.

“Ancillary Documents” means the Escrow Agreement, the Assignment and Assumption Agreement, the Trademark License Agreement, and the other agreements, instruments and documents required to be delivered at the Closing.

“Annual Financial Statements” has the meaning set forth in Section 4.04.

“Assigned Contracts” has the meaning set forth in Section 2.01(c).

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.03(a)(i).

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“Balance Sheet Date” has the meaning set forth in Section 4.04.

“Benefit Plan” has the meaning set forth in Section 4.16(a).

“Books and Records” has the meaning set forth in Section 2.01(i).

“Business” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Charleston, South Carolina are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Closing Certificate” has the meaning set forth in Section 7.03(f).

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“Buyer PPP Escrow Contribution” means an amount equal to the PPP Escrow Amount, minus the Buyer Termination Fee, minus the Sellers’ PPP Escrow Contribution; provided, however, that the Buyer PPP Escrow Contribution shall not exceed $9,500,000.

“Buyer Termination Escrow Account” has the meaning set forth in Section 2.07(a).

“Buyer Termination Fee” means One Million Five Hundred Thousand Dollars ($1,500,000).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020,, Pub. L. No. 116-136, 134 Stat. 281, as amended, and all regulations and guidance issued by any Governmental Authority with respect thereto.

“Cash” means all cash and cash equivalents (including checking account balances, bank account balances and certificates of deposit, plus all deposited but uncleared bank deposits and marketable securities and short-term investments) of the Sellers.

“Closing” has the meaning set forth in Section 3.02.

“Closing Date” has the meaning set forth in Section 3.02.

“Closing Payment” has the meaning set forth in Section 2.06(b).

“Closing Settlement Payment” has the meaning set forth in Section 2.06(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments, and legally binding arrangements, whether written or oral.

“Copyrights” has the meaning set forth in the definition of Intellectual Property.

“Deductible” has the meaning set forth in Section 8.04(a).

“Disclosure Schedules” means the Disclosure Schedules delivered by Sellers and Buyer concurrently with the execution and delivery of this Agreement.

“Dollars or $” means the lawful currency of the United States.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Seller or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Escrow Agent” means Wilmington Trust, National Association.

“Escrow Agreement” means the Escrow Agreement to be entered into by Buyer, Seller and the Escrow Agent upon the execution of this Agreement, substantially in the form of Exhibit D.

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Contracts” has the meaning set forth in Section 2.02(e).

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“Financial Statements” has the meaning set forth in Section 4.04.

“Franchisee Notes” has the meaning set forth in Section 2.01(g).

“Fundamental Representations” has the meaning set forth in Section 7.02(a).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Government Contracts” has the meaning set forth in Section 4.08(a)(vi).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, or award entered by or with any Governmental Authority.

“Hazardous Substance” shall mean: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral, or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Indemnified Party” has the meaning set forth in Section 8.05(a).

“Indemnifying Party” has the meaning set forth in Section 8.05(a).

“Insurance Policies” has the meaning set forth in Section 4.13.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (b) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (c) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); and (d) computer programs, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof; excluding, in each case, commercially available software products under standard end-user object code license agreements (“Software”).

“Intellectual Property Assets” means all Intellectual Property that is owned by a Seller and used or held for use in the conduct of the Business as currently conducted.

“Interim Balance Sheet” has the meaning set forth in Section 4.04.

“Interim Financial Statements” has the meaning set forth in Section 4.04.

“Knowledge of Seller or Sellers’ Knowledge” or any other similar knowledge qualification, means the actual knowledge of any director or officer of any Seller, after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Business as it relates to the Acquired Franchisees or the Purchased Assets; (b) the value of the Assets; or (c) the ability of Sellers or Buyer to consummate the transactions contemplated hereby on a timely basis; provided, however, that no state of facts, change, event, effect or occurrence arising or related to any of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been a “Material Adverse Effect”: (i) national or international business, economic or political conditions, including the engagement by the United States of America in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States of America or any of its respective territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States of America; (ii) events affecting financial, banking or securities markets (including any disruption thereof or any decline in the price of securities generally or any market or index); (iii) conditions (or changes in such conditions) generally affecting the industry in which the Business is conducted; (iv) pandemic, including the current coronavirus pandemic, epidemic, moratoriums, lock-downs or stay-at-home orders; (v) changes in GAAP or Law, except for statutory changes in Law enacted between the signing of this Agreement; (vi) the taking of any action required by this Agreement; (vii) changes as a result of the negotiation, announcement, pendency or performance of this Agreement, including by reason of the identity of Buyer or any communication by Buyer or any of its Affiliates of their plans or intentions regarding the operation of the Assets; (viii) any actions taken or omitted to be taken by or at the request or with the written consent of Buyer; (ix) in the case of Seller, the failure to meet or exceed any projection or forecast (it being understood, however, that the underlying circumstances giving rise to such failure may be taken into account unless otherwise excluded in this definition); or (x) effects or changes that are cured or no longer exist by the earlier of the Closing or the termination of this Agreement, provided, further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) through (v) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on the business of Sellers compared to other participants in the industries in which the Sellers operate.

“Material Contracts” has the meaning set forth in Section 4.08(a).

“Multiemployer Plan” has the meaning set forth in Section 4.16(c).

“Non-Disclosure Agreement” means that certain Non-Disclosure Agreement with an Effective Date of November 13, 2020 by and between HireQuest, Inc. and LINK Staffing Services Corporation and its subsidiaries.

“Paycheck Protection Program” means the business loan program established by the CARES Act that is commonly referred to as the “Paycheck Protection Program.”

“Permitted Encumbrances” means any of the following Encumbrances: (a) Encumbrances in favor of carriers, warehousemen, mechanics, landlords and materialmen and other similar Persons that are incurred in the ordinary course of the Business for sums not yet due and payable; (b) Encumbrances for current Taxes incurred in the ordinary course of the Business that are not delinquent or remain payable without any penalty or are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are maintained; (c) rights reserved to any Governmental Authority to regulate the affected property; (d) as to any leased assets or properties, rights of the lessors thereof; (e) Encumbrances incurred or deposits made in the ordinary course of the Business in connection with workers' compensation and other types of social security, unemployment insurance, or old age pension programs mandated under applicable laws or regulations and (f) Encumbrances that will be assumed, released or discharged at Closing or retained by the Sellers following the Closing.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“PPP Escrow Account” means the interest-bearing bank account designated by the PPP Escrow Agent to be controlled by the PPP Lender, held, invested, and distributed by the PPP Escrow Agent under the PPP Escrow Agreement.

“PPP Escrow Agent” means BOKF, NA doing business as Bank of Oklahoma.

“PPP Escrow Agreement” means the Escrow Agreement to be entered into at the Closing by and among Link Staffing Services Corporation, a Delaware corporation, the PPP Lender and the PPP Escrow Agent, substantially in the form attached hereto as Exhibit E.

“PPP Escrow Amount” means the amount of money to be deposited into the PPP Escrow Account at Closing to fully fund the PPP Escrow Account, as determined by the PPP Escrow Agent provided, however, that in no event shall the amount be less than the outstanding balance of the PPP Loan.

“PPP Lender” means BOKF, NA doing business as Bank of Oklahoma.

“PPP Loan” means the Paycheck Protection Program loan in the original principal amount of $10,000,000 issued to Link Staffing Services Corporation, a Delaware corporation, by the PPP Lender on May 5, 2020.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Purchase Price” has the meaning set forth in Section 2.06.

“Purchased Assets” has the meaning set forth in Section 2.01.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restricted Business” means engaging in temporary employment, temporary or permanent placement, staffing, payrolling, or recruiting services.

“Restricted Period” has the meaning set forth in Section 6.07(a).

“SBA Procedural Notice” means the SBA Procedural Notice with Control No.: 5000-20057 and Effective Date of October 2, 2020 on SBA Form 1253.3 (4-93) and signed by Dianna L. Seaborn, Director, Office of Financial Assistance and all amendments and supplements thereto.

“Seller” and “Sellers” have the meanings set forth in the preamble.

“Sellers’ PPP Escrow Contribution” means the amount designated by Sellers as provided in Section 3.01(b) to be paid by Sellers to the PPP Escrow Account, provided, however, that the Sellers’ PPP Escrow Contribution shall be no less than an amount, when combined with the Buyer PPP Escrow Contribution, as would be necessary to fully fund the PPP Escrow Account.

“Sellers’ Closing Certificate” has the meaning set forth in Section 7.02(f).

“Seller Indemnitees” has the meaning set forth in Section 8.03.

“Single Employer Plan” has the meaning set forth in Section 4.16(c).

“Software” has the meaning set forth in the definition of Intellectual Property.

“Stimulus Funds” has the meaning set forth in Section 4.21.

“Tangible Personal Property” has the meaning set forth in Section 2.02(l).

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties whether disputed or not and including any transferee or secondary liability in respect of any of the foregoing and any liability in respect of any tax as a result of being a member of an affiliated, consolidated, combined, unitary, or similar group.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” means all areas included within the Designated Market Areas of the current franchise agreement of any of the Acquired Franchisees as of the Closing Date.

“Trademark License Agreement” has the meaning set forth in Section 2.05.

“Trademarks” has the meaning set forth in the definition of Intellectual Property.

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller's right, title and interest in, to and under the following assets, properties, and rights (collectively, the “Purchased Assets”), but specifically excluding the Excluded Assets:

(a) all of Sellers’ franchise agreements and franchise relationships with its franchisees including, without limitation, all such agreements and relationships identified in Schedule 2.01(a) (the “Acquired Franchisees”);

(b) all customer lists of the Acquired Franchisees along with all customer files and records including correspondence, customer purchasing histories, sales, training and promotional materials related to customers, and all Contracts with customers serviced by the Acquired Franchisees;

(c) all Contracts set forth on Schedule 2.01(c) (the “Assigned Contracts”) as and to the extent relating specifically to the Acquired Franchisees or to the ownership and use of the Purchased Assets;

(d) to the extent transferable, all Permits which are held by Seller and required for the conduct of the Business as it relates specifically to the Acquired Franchisees or for the ownership and use of the Purchased Assets;

(e) all rights to any Actions of any nature available to or being pursued by Seller to the extent they may occur after the Closing Date related to the Acquired Franchisees, the Purchased Assets, or the Assumed Liabilities whether arising by way of direct claim, counterclaim, or otherwise;

(f) all of Seller's rights under warranties and all similar rights against third parties to the extent related to any Acquired Franchisees, the Purchased Assets, or the Assumed Liabilities;

(g) all accounts or notes receivable held by Seller which are due or are to become due from any of the Acquired Franchisees, and any security, claim, remedy or other right related to any of the foregoing (the “Franchisee Notes”) to the extent identified in Schedule 2.01(g);

(h) all of Sellers’ employees’ files for temporary employees associated with the Acquired Franchisees including, without limitation, applications, employment agreements, restrictive covenant agreements, complaints, disciplinary records, pay data, and other employment records; and

(i) electronic copies of all books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, materials and all other documents related to the Acquired Franchisees (“Books and Records”).

Section 2.02 Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):

(a) all Cash;

(b) all accounts or notes receivable held by Sellers, other than the Franchisee Notes, and any unbilled revenue of the Business and any security, claim, remedy or other right related to any of the foregoing (“Accounts Receivable”);

(c) all Intellectual Property Assets, provided, however, that Sellers shall enter into the Trademark License Agreement as set forth in Section 2.05;

(d) all of Sellers’ company-owned offices and operations identified in Schedule 2.02(d);

(e) Contracts that are not Assigned Contracts, including the Insurance Policies (the “Excluded Contracts”);

(f) the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller;

(g) all Benefit Plans and assets attributable thereto;

(h) all workers’ compensation refunds, collateral and deposits related to the Business;

(i) Sellers’ or any of their Affiliates’ rights as lessees under any real property leases;

(j) all property interests in Sellers’ candidate screening instrument and process now known as L.O.P.E.;

(k) the rights which accrue or will accrue to Sellers under this Agreement and the Ancillary Documents;

(l) all tangible personal property of the Seller (the “Tangible Personal Property”);

(m) all claims (including insurance and indemnification claims), judgments and causes of action of Seller arising from acts, omission or events occurring prior to the Closing Date, including all rights to any Actions of any nature available to or being pursued by Seller to the extent they may occur prior to the Closing Date related to the Acquired Franchisees, the Purchased Assets, or the Assumed Liabilities whether arising by way of direct claim, counterclaim, or otherwise;

(n) all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums, and fees; and

(o) all other assets of Sellers which are not Purchased Assets.

Section 2.03 Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge all Liabilities in respect of the Assigned Contracts but only to the extent that such Liabilities thereunder were incurred and are required to be performed after the Closing Date, were incurred in the ordinary course of business, and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by a Seller on or prior to the Closing (the “Assumed Liabilities”). Buyer will not assume any other Liabilities of Sellers.

Section 2.04 Excluded Liabilities. Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Sellers or any of their Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Sellers shall, and shall cause each of their Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:

(a) any Liabilities of Sellers arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;

(b) any Liability for (i) Taxes of Sellers (or any stockholder or Affiliate of Sellers) or relating to the Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period; (ii) Taxes that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of Seller pursuant to Section 6.11; (iii) unpaid payroll Taxes of any employee of Seller or any of the Acquired Franchisees; or (iv) other Taxes of Seller (or any stockholder or Affiliate of Seller) of any kind or description that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law);

(c) any Liabilities relating to or arising out of the Excluded Assets;

(d) any Liabilities in respect of any pending, threatened, or not yet threatened Action arising out of, relating to or otherwise in respect of the operation of the Business, the Acquired Franchisees, or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Date including, without limitation, Actions related to, arising out of, or otherwise in respect of any actual or alleged violation of any Laws by Seller or any of Seller’s agents or employees;

(e) any Liabilities of Seller arising under or in connection with any Benefit Plan providing benefits to any present or former employee of Seller;

(f) any Liabilities of Sellers for any obligations to any Governmental Authority or financial institution, including, without limitation, any amounts due or to become due under any Paycheck Protection Program or other loan provided to a Seller (including the PPP Loan);

(g) any Liabilities of Seller for any present or former employees, officers, directors, retirees, independent contractors or consultants of Seller, including, without limitation, any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers' compensation, severance, retention, termination or other payments;

(h) any trade accounts payable of Seller or other accrued Liabilities, provided, however that such trade accounts and Liabilities related to the Assigned Contracts shall be Excluded Liabilities only to the extent that such Liabilities thereunder arise prior to the Closing Date;

(i) any Liabilities for any workers’ compensation claims incurred at any point for claims made or incurred by Sellers’, or their respective affiliates’, employees;

(j) any amounts due, payable, or accrued in relation to any of the Acquired Franchises but only to the extent that such amounts accrued prior to the Closing Date or any stockholders of the Seller;

(k) any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Seller (including with respect to any breach of fiduciary obligations by same);

(l) any Liabilities under the Excluded Contracts or any other Contracts, (i) which are not validly and effectively assigned to Buyer pursuant to this Agreement, subject to Section 6.13; (ii) which do not conform to the representations and warranties with respect thereto contained in this Agreement; or (iii) to the extent such Liabilities arise out of or relate to a breach by Seller of such Contracts prior to Closing;

(m) any Liabilities associated with debt, loans or credit facilities of Seller and/or the Business owing to financial institutions or Governmental Authorities; and

(n) any Liabilities arising out of, in respect of or in connection with the failure by Seller or any of its Affiliates to comply with any Law or Governmental Order.

Section 2.05 Trademark License Agreement. Each appropriate Seller will enter into a royalty free, non-exclusive, transferable license agreement with Buyer licensing to Buyer and its successors and assigns a non-exclusive transferable license to freely advertise and utilize certain of the Intellectual Property Assets set forth in Schedule 2.05 in perpetuity in connection with the Acquired Franchisees (the “Trademark License Agreement”). The Trademark License Agreement shall be in substantially the same format as set forth in Exhibit A hereto.

Section 2.06 Purchase Price.

(a) The aggregate consideration to be paid by Buyer to Sellers for the Purchased Assets will consist of Eleven Million One Hundred Twenty-Two Thousand Nine Hundred and Eleven Dollars ($11,122,911.00) (the “Purchase Price”), plus the assumption of the Assumed Liabilities. The Purchase Price shall be paid as provided in this Article II and Section 3.01.

(b) At the Closing, Buyer will pay to Sellers an amount equal to the Purchase Price, minus the Buyer Termination Fee, minus the Buyer PPP Escrow Contribution (the “Closing Payment”), by wire transfer of immediately available funds, in accordance with the wire transfer instructions designated in writing by Sellers. At the Closing, Buyer and Sellers shall execute and deliver to each other a settlement statement (the “Closing Settlement Statement”) that sets forth the calculation of the Purchase Price and each of the payments to be made at Closing pursuant to this Article II.

Section 2.07 Payment of the Buyer Termination Fee, the Buyer PPP Escrow Contribution, and the Sellers’ PPP Escrow Contribution.

(a) Buyer Termination Fee. Upon execution of this Agreement, Buyer will pay, or cause to be paid, to the Escrow Agent the Buyer Termination Fee, to be held in escrow by the Escrow Agent in a separate account (the “Buyer Termination Escrow Account”) for the purpose of securing the obligations of Buyer set forth in Section 9.02(a). The Buyer Termination Fee shall be disbursed by the Escrow Agent in accordance with the terms and provisions of the Escrow Agreement, provided, however, that at the Closing, Buyer and Sellers shall jointly instruct the Escrow Agent to release the Buyer Termination Fee to Sellers, to be credited against payment of the Purchase Price. All fees and expenses of the Escrow Agent under the Escrow Agreement shall be borne one half by Sellers and one half by Buyer.

(b) Buyer PPP Escrow Contribution and Sellers’ PPP Escrow Contribution. At the Closing, (i) Buyer will pay, or cause to be paid, to the PPP Escrow Agent the Buyer PPP Escrow Contribution, and (ii) Sellers will pay, or cause to be paid, to the PPP Escrow Agent the Sellers’ PPP Escrow Contribution (if any), in each case by wire transfer of immediately available funds in accordance with the wire transfer instructions designated in writing by the PPP Escrow Agent, to be held by the PPP Escrow Agent in the PPP Escrow Account for the purpose of securitizing the repayment of the PPP Loan and to be disbursed by the PPP Escrow Agent in accordance with the terms and provisions of the PPP Escrow Agreement.

Section 2.08 Allocation of Purchase Price. Seller and Buyer agree that the Purchase Price and the Assumed Liabilities (plus other relevant items) shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) as shown on the allocation schedule (the “Allocation Schedule”). A draft of the Allocation Schedule shall be prepared by Buyer and delivered to Seller within thirty (30) days following the Closing Date. If Seller notifies Buyer in writing that Seller objects to one or more items reflected in the Allocation Schedule, Seller and Buyer shall negotiate in good faith to resolve such dispute. Buyer and Seller shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule.

Section 2.09 Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Seller hereunder.

ARTICLE III

EXECUTION AND CLOSING

Section 3.01 Pre-Closing Deliverables.

(a) Upon execution of this Agreement, the parties shall simultaneously execute and deliver to all other parties and the Escrow Agent the Escrow Agreement, in substantially the form attached hereto as Exhibit D, and Buyer shall deliver the Buyer Termination Fee to the Escrow Agent pursuant to Section 2.07(a).

(b) At least three (3) Business Days prior to Closing, Sellers shall deliver to Buyer a schedule setting forth the PPP Escrow Amount, the Buyer PPP Escrow Contribution and the Sellers’ PPP Escrow Contribution. The Buyer PPP Escrow Contribution and the Sellers’ PPP Escrow Contribution will be paid into the PPP Escrow Account at Closing pursuant to Section 2.07(b).

Section 3.02 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of HireQuest, Inc., 111 Springhall Drive, Goose Creek, SC 29445 or remotely by exchange of documents and signatures (or their electronic counterparts), at 12:01 a.m., Eastern time, on the second Business Day after all of the conditions to Closing set forth in Article VII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date) but no later than March 31, 2021. The Parties may mutually agree in writing upon a different Closing Date. The date on which the Closing is to occur is herein referred to as the “Closing Date”.

Section 3.03 Closing Deliverables.

(a) At the Closing, Sellers shall deliver to Buyer the following:

(i) an assignment and assumption agreement in the form of Exhibit C hereto (the “Assignment and Assumption Agreement”) and duly executed by Sellers, effecting the assignment to and assumption by Buyer of the Acquired Franchisees, Purchased Assets and the Assumed Liabilities;

(ii) the Trademark License Agreement duly executed by Sellers;

(iii) the Sellers’ Closing Certificate;

(iv) the certificates of the Secretary or Assistant Secretary of each Seller required by Section 7.02(g) and Section 7.02(h);

(v) documents evidencing: (x) the forgiveness or other satisfaction of any Paycheck Protection Program or other CARES Act loan received by a Seller; or (y) the establishment of the PPP Escrow Account pursuant to Section 2.07(b), including, without limitation, the PPP Escrow Agreement, or an escrow for any other Paycheck Protection Program or CARES Act loan received by a Seller; and

(vi) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(b) At the Closing, Buyer shall deliver to Sellers the following:

(i) the Closing Payment by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer;

(ii) the Assignment and Assumption Agreement duly executed by Buyer;

(iii) the Trademark License Agreement duly executed by Buyer;

(iv) the Buyer Closing Certificate; and

(v) the certificates of the Secretary or Assistant Secretary of Buyer required by Section 7.03(g), and Section 7.03(h).

(c) At the Closing, Buyer shall deliver the Buyer PPP Escrow Contribution and Sellers shall deliver the Sellers’ PPP Escrow Contribution (if any), to the PPP Escrow Agent pursuant to Section 2.07(b), and the Escrow Agent shall release the Buyer Termination Fee to Sellers pursuant to Section 2.07(b).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this Article IV are true and correct as of the date hereof (it being agreed that any matter disclosed in the Disclosure Schedules with respect to any section of this Agreement shall be deemed to have been disclosed for purposes of each other section of this Agreement to the extent that the applicability of such matter so referenced is reasonably apparent on the face of such included matter).

Section 4.01 Organization, Good Standing, Foreign Qualification of Sellers. Each Seller is a limited liability company or corporation (as applicable) duly organized, validly existing and in good standing under the laws of the state of its formation or incorporation. Sellers have made available to Buyer true and complete copies of the Organizational Documents of the Sellers, each as amended on or prior to the date of this Agreement and presently in effect. Each Seller is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business as now conducted or the character of the property owned or leased by it makes such qualification necessary, except where the failure to so qualify or be in good standing would not reasonably be expected to have a Material Adverse Effect. Each Seller has all requisite limited liability company or corporate power and authority to own, operate or lease its properties and assets and to carry on its business as currently conducted.

Section 4.02 Authority of Sellers. Each Seller has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which such Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Sellers of this Agreement and any Ancillary Document to which Sellers are a party, the performance by Sellers of their obligations hereunder and thereunder and the consummation by Sellers of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of each Seller. This Agreement has been duly executed and delivered by each Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Sellers enforceable against Sellers in accordance with its terms. When each Ancillary Document to which Sellers are or will be a party has been duly executed and delivered by Sellers (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Sellers enforceable against them in accordance with its terms.

Section 4.03 No Conflicts; Consents. The execution, delivery and performance by Sellers of this Agreement and the Ancillary Documents to which they are a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Sellers; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Sellers, the Business or the Purchased Assets; or (c) result in the creation or imposition of any Encumbrance on the Purchased Assets. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Seller in connection with the execution and delivery of this Agreement or any of the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except to the extent that the parties may be required to file or amend certain applications in accordance with relevant regulations under state franchise Laws.

Section 4.04 Financial Statements. Complete copies of (i) the audited financial statements consisting of the balance sheet of the Seller as at December 31 in each of the years 2019, and 2018 and the related statements of income and retained earnings, stockholders' equity and cash flow for the years then ended (the “Annual Financial Statements”), (ii) the unaudited consolidated balance sheet of the Sellers as of December 31, 2020 (the “Interim Balance Sheet”), and the related unaudited consolidated income statement and statement of cash flows for the 12-month period then ended (collectively with the financial statement described in clause (ii), the “Interim Financial Statements”) have been delivered to Buyer. December 31, 2020 is referred to as the “Balance Sheet Date.” The Annual Financial Statements and the Interim Financial Statements are referred to collectively as the “Financial Statements.” The Annual Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved. The Interim Financial Statements consist of internal operating reports of Seller using Seller’s historical accounting principles applied on a consistent basis throughout the period involved. The Financial Statements are based on the books and records of the Seller, and the Annual Financial Statements fairly present in all material respects the financial condition of the Seller as of the respective dates they were prepared and the results of the operations of the Seller for the periods indicated, subject, however, to the absence of notes and other textual disclosure required by GAAP. Seller maintains a standard system of accounting for the Business established and administered in accordance with GAAP.

Section 4.05 Subsidiaries. Section 4.05 of the Disclosure Schedules sets forth, for each Seller and each of Seller’s subsidiaries, its name, jurisdiction of organization, form of organization, and classification for U.S. federal income tax purposes.

Section 4.06 Undisclosed Liabilities. Sellers have no material Liabilities with respect to the Purchased Assets or Acquired Franchisees except (a) those which are adequately reflected or reserved against in the Interim Balance Sheet as of the Balance Sheet Date, (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date (c) those referred to in the Disclosure Schedules, (d) those Liabilities under contracts and that are not required to be disclosed in the Disclosure Schedules to this Agreement which have been incurred in the ordinary course of business consistent with past practice and (e) Liabilities that have been or will be discharged on or before the Closing Date or retained by Seller as provided in this Agreement.

Section 4.07 Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not occurred any Material Adverse Effect. Since the Balance Sheet Date, each Seller has operated its business in the ordinary course.

Section 4.08 Material Contracts.

(a) Section 4.08(a) of the Disclosure Schedules lists each of the following Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which any Seller is a party or by which it is bound in connection with the Business as it relates to the Acquired Franchisees or the Purchased Assets (the “Material Contracts”):

(i) all franchise agreements for the Acquired Franchisees and all Contracts involving aggregate consideration in excess of $10,000 and which, in each case, cannot be cancelled without penalty or without more than 90 days' notice;

(ii) all Contracts that have as their principal purpose is to provide for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iii) all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(iv) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) and which are not cancellable without material penalty or without more than 90 days' notice;

(v) except for Contracts relating to trade receivables and the PPP Loan, all Contracts relating to indebtedness (including, without limitation, guarantees);

(vi) all Contracts with any Governmental Authority (“Government Contracts”);

(vii) all Contracts that limit or purport to limit the ability of any Seller to compete in any line of business or with any Person or in any geographic area or during any period of time, other than the franchise agreements;

(viii) all joint venture, partnership or similar Contracts;

(ix) all Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;

(x) all powers of attorney with respect to the Business or any Purchased Asset; and

(xi) all other Contracts that are material to the Purchased Assets or the operation of the Business as it relates to the Acquired Franchisees and not previously disclosed pursuant to this Section 4.08.

(b) Each Material Contract is valid and binding on the appropriate Seller in accordance with its terms and is in full force and effect. None of Seller or, to Sellers’ Knowledge, any other party thereto is in material breach of or material default under (or is alleged to be in material breach of or material default under) or has provided or received any notice of any intention to terminate, any Material Contract. Except as set forth on Section 4.08 of the Disclosure Schedules, to Sellers’ Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an material event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any material benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer. Except as set forth on Section 4.08 of the Disclosure Schedules, to Sellers’ Knowledge, there are no material disputes pending or threatened under any Contract included in the Purchased Assets.

Section 4.09 Title to Purchased Assets. Seller has good and valid title to all of the Purchased Assets. All such Purchased Assets are free and clear of Encumbrances, other than Permitted Encumbrances.

Section 4.10 Sufficiency of Assets. The Purchased Assets are sufficient for the continued conduct of the Business as it relates to the Acquired Franchisees after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as it relates to the Acquired Franchisees as currently conducted. None of the Excluded Assets are material to the Business as it relates to the Acquired Franchisees.

Section 4.11 Intellectual Property. Sellers’ ownership of the Intellectual Property Assets that are subject to the Trademark License Agreement is free and clear of all Encumbrances, other than Permitted Encumbrances.

Section 4.12 Real Property.

(a) No Seller owns any real property.

(b)     No Seller leases any real property any interest which will be conveyed as a Purchased Asset.

(c)     No real property owned or leased by the Sellers is necessary to operate the business as it relates to the Purchased Assets or Acquired Franchisees other than to perform back office administrative functions.

Section 4.13 Insurance. Section 4.13 of the Disclosure Schedules sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers' compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by a Seller or its Affiliates and relating to the Business as it relates to the Acquired Franchisees, the Purchased Assets or the Assumed Liabilities (collectively, the “Insurance Policies”); and (b) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all pending claims and the claims history for Seller since January 1, 2017. Except as set forth on Section 4.13 of the Disclosure Schedules, there are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither Sellers nor any of their Affiliates have received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies (a) are in full force and effect and enforceable in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. None of Sellers or any of their Affiliates are in default under, or have otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. True and complete copies of the Insurance Policies have been made available to Buyer. None of the Insurance Policies described in the Certificate of Insurance or rights thereunder will be assigned to Buyer.

Section 4.14 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 4.14(a) of the Disclosure Schedules, there are no Actions pending or, to Sellers’ Knowledge, threatened against or by any Seller (i) relating to or affecting the Business as it relates to the Acquired Franchisees, the Purchased Assets or the Assumed Liabilities; or (ii) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) Except as set forth in Section 4.14(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business as it relates to the Acquired Franchisees or the Purchased Assets.

Section 4.15 Compliance With Laws; Permits.

(a) Sellers have complied, and are now complying, in all material respects with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.

(b) All Permits required for Sellers to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Sellers and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full.

Section 4.16 Employee Benefit Matters.

(a) Section 4.16(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Seller for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Business as it relates to the Acquired Franchisees or any spouse or dependent of such individual, or under which Sellers or any of their ERISA Affiliates has or may have any Liability from the conduct of the Business as it relates to the Acquired Franchisees, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 4.16(a) of the Disclosure Schedules, each, a “Benefit Plan”).

(b) With respect to each Benefit Plan, Sellers have made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, COBRA communications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service and any legal opinions issued thereafter with respect to such Benefit Plan's continued qualification; (vi) in the case of any Benefit Plan for which a Form 5500 must be filed, a copy of the two most recently filed Forms 5500, with all corresponding schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Department of Health and Human Services, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

(c) Each Benefit Plan and any related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code). All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with GAAP.

(d) Neither Sellers nor any of their ERISA Affiliates have (i) incurred or reasonably expect to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA; (v) incurred taxes under Section 4971 of the Code with respect to any Single Employer Plan; or (vi) participated in a multiple employer welfare arrangements (MEWA).

(e) With respect to each Benefit Plan (i) no such plan is a Multiemployer Plan; and (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(f) There is no pending or, to Sellers’ Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(g) Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including, notices, rulings and proposed and final regulations) thereunder. Seller does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(h) Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Business to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; or (iii) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan.

Section 4.17 Environmental Matters.

(a) The Sellers, and to Sellers’ Knowledge, the Acquired Franchisees, are, and have been, in compliance in all material respects with all Environmental Laws, which compliance includes the possession, maintenance of, compliance with, or application for, all Permits required under applicable Environmental Laws for the operation of the business of the Sellers and Acquired Franchisees as currently conducted.

(b) Neither the Sellers, nor, to Sellers’ Knowledge, any of the Acquired Franchisees has disposed of, released, or discharged any Hazardous Substances on, at, under, in, or from any real property currently or, formerly owned, leased, or operated by it or any of the Acquired Franchisees or at any other location that is: (i) currently subject to any investigation, remediation, or monitoring; or (ii) reasonably likely to result in liability to the Sellers or any of the Acquired Franchisees, in either case of (i) or (ii) under any applicable Environmental Laws.

(c) The Sellers have not: (i) produced, processed, manufactured, generated, transported, treated, handled, used, or stored any Hazardous Substances, except in compliance with Environmental Laws, at any property owned or leased by Sellers at any point; or (ii) exposed any employee or any third party to any Hazardous Substances under circumstances reasonably expected to give rise to any material Liability or obligation under any Environmental Law.

(d) Sellers have not received written notice of and there is no legal Action pending, or to the Sellers’ Knowledge, threatened against any Seller or any of the Acquired Franchisees, alleging any Liability or responsibility under or non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment, or any other remediation or compliance under any Environmental Law. Sellers are not subject to any Order, settlement agreement, or other written agreement by or with any Governmental Authority or third party imposing any material Liability or obligation with respect to any of the foregoing.

(e) Neither the Sellers, nor, to the Sellers’ Knowledge, any of the Acquired Franchisees, have expressly assumed or retained any Liabilities under any applicable Environmental Laws of any other Person, including in any acquisition or divestiture of any property or business.

Section 4.18 Employment Matters. Sellers are and have been in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees, consultants and independent contractors of the Business, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers' compensation, leaves of absence, paid sick leave and unemployment insurance. All individuals characterized and treated by Seller as consultants or independent contractors of the Business are properly treated as independent contractors under all applicable Laws. All employees of the Business classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. Sellers are in compliance with and have complied with all immigration laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations. There are no Actions against Sellers pending, or to the Sellers’ Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of the Business, including, without limitation, any charge, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers' compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws.

Section 4.19 Taxes.

(a) All Tax Returns with respect to the Business required to be filed by Sellers for any Pre-Closing Tax Period have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by Seller (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b) Sellers have withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Sellers.

(d) All deficiencies asserted, or assessments made, against Sellers as a result of any examinations by any taxing authority have been fully paid.

(e) Sellers are not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(f) There are no Encumbrances for Taxes upon any of the Purchased Assets nor is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).

Section 4.20 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Seller.

Section 4.21 CARES Act Relief Funds.

 The Sellers have made available to Buyer for review information regarding all CARES Act stimulus fund programs in which the Sellers are participating, including the amount of funds received by the Sellers (the “Stimulus Funds”). The Sellers have maintained records associated with the Stimulus Funds in material compliance with all Laws and regulations related to the CARES Act and all conditions and related guidance available as of the date hereof. The Sellers have utilized all such Stimulus Funds in accordance with the applicable Laws and regulations. The Sellers have completed a forgiveness application reflecting their use of all of the Stimulus Funds and have submitted it, together with any supporting documentation, to the PPP Lender. The transactions contemplated herein comply in all respects with the SBA Procedural Notice.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Buyer represents and warrants to Seller that the statements contained in this Article V are true and correct as of the date hereof.

Section 5.01 Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware.

Section 5.02 Authority of Buyer. Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Ancillary Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each Ancillary Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 5.03 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 5.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Buyer.

Section 5.05 Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 5.06 Legal Proceedings. There are no Actions pending or, to Buyer's knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 5.07 Independent Evaluation. Buyer acknowledges that Buyer and its Affiliates are experienced and knowledgeable investors in the business of purchasing, owning and operating businesses such as the Business as it relates to the Acquired Franchisees or the Purchased Assets. In making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon the representations, warranties, covenants, and agreements of the Parties set forth in this Agreement and Buyer’s own independent due diligence and investigation of the Business as it relates to the Acquired Franchisees or the Purchased Assets, and has been advised by and has relied solely on their own expertise and their own legal, tax, operations, and other professional counsel and advisors concerning this transaction, the Business as it relates to the Acquired Franchisees or the Purchased Assets and the value thereof. Notwithstanding anything to the contrary, nothing in this paragraph shall prohibit or otherwise serve as a defense against any claims by Buyer as a result of fraud by any Seller.

ARTICLE VI

COVENANTS

Section 6.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer, Sellers shall (x) conduct the Business, including as it relates to the Acquired Franchisees, in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact its current Business organization, operations, and franchises and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having relationships with the Business. Without limiting the foregoing, from the date hereof until the Closing Date, Sellers shall use commercially reasonable efforts to:

(a) preserve and maintain all Permits required for the conduct of the Business as it relates to the Acquired Franchisees as currently conducted or the ownership and use of the Purchased Assets;

(b) pay the debts, Taxes and other obligations of the Business when due;

(c) maintain the properties and assets included in the Purchased Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d) continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(e) defend and protect the properties and assets included in the Purchased Assets from infringement, unfair competition, or usurpation;

(f) perform all of its obligations under all Assigned Contracts;

(g) maintain the Books and Records in accordance with past practice;

(h) comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets; and

(i) not take or permit any action that would cause any of the changes, events or conditions described in Section 4.07 to occur.

Section 6.02 Access to Information and Acquired Franchisees. From the date hereof until the Closing, Sellers shall (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the properties, assets, premises, Books and Records, Contracts and other documents and data related to the Business as it relates to the Acquired Franchisees and Purchased Assets; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Acquired Franchisees and Purchased Assets as Buyer or any of its Representatives may reasonably request; (c) provide Buyer with access to all Sellers’ personnel, franchisees, and systems to aid in the transition to Buyer’s franchised system, including, without limitation, transition to the use of Buyer’s proprietary software for billing, employee pay, and day-to-day activities of the Business, and (d) instruct the Representatives of Sellers to cooperate with Buyer in its investigation of the Business, the Acquired Franchisees, and the Purchased Assets. Buyer and Seller shall cooperate in good faith to access information and perform investigations pursuant to the Transition Plan attached hereto as Exhibit A. Any investigation pursuant to this Section 6.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business or any other businesses of Sellers. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Sellers in this Agreement or the Ancillary Documents. Buyer is responsible for any loss, claim, liability, encumbrance, cause of action, and expense resulting from Buyer's inspections and investigations, including any property damage or personal injury. Buyer shall indemnify and defend each of Sellers and their Affiliates and their respective Representatives against any claim involving a matter for which Buyer is responsible under this paragraph.

Section 6.03 No Solicitation of Other Bids.

(a) Sellers shall not, and shall not authorize or permit any of their Affiliates or any of their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Sellers shall immediately cease and cause to be terminated, and shall cause their Affiliates and all of their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Business or the Purchased Assets.

(b) In addition to the other obligations under this Section 6.03, Sellers shall promptly (and in any event within three Business Days after receipt thereof by any Seller or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

Section 6.04 Notice of Certain Events.

(a) From the date hereof until the Closing, Sellers shall promptly notify Buyer in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Sellers hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any Actions commenced or, to Seller's Knowledge, threatened against, relating to or involving or otherwise affecting the Business, the Acquired Franchisees, the Purchased Assets, or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.14 or that relates to the consummation of the transactions contemplated by this Agreement.

(b) Buyer's receipt of information pursuant to this Section 6.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement or the Ancillary Documents and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 6.05 Employees and Employee Benefits.

(a) On the Closing Date, the employment of all temporary employees of the Business who have worked through any of the Acquired Franchisees at any point preceding the Closing Date will terminate and, at Buyer's sole discretion, Buyer may offer employment, on an “at will” basis, to any or all of such temporary employees.

(b) Sellers shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, including without limitation, temporary employees, officer, director, independent contractor or consultant of the Business, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Sellers at any time on or prior to the Closing Date and Sellers shall pay all such amounts to all entitled persons on or prior to the Closing Date or when otherwise due.

(c) Sellers shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident, workers’ compensation, or disability benefits brought by or in respect of current or former employees, including without limitation temporary employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date. Sellers shall pay, or cause to be paid, all such amounts to the appropriate Persons as and when due.

Section 6.06 Confidentiality. From and after the Closing, Sellers shall, and shall cause their Affiliates to, hold, and shall use their reasonable best efforts to cause their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business as it relates to the Acquired Franchisees or the Purchased Assets, except to the extent that Sellers can show that such information (a) is generally available to and known by the public through no fault of Sellers, any of their Affiliates or their respective Representatives; or (b) is lawfully acquired by Sellers, any of their Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Sellers or any of their Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Sellers shall promptly notify Buyer in writing and shall disclose only that portion of such information which Sellers are advised by counsel in writing is legally required to be disclosed, provided that Sellers shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 6.07 Non-Competition; Non-Solicitation.

(a) For a period of two (2) years commencing on the Closing Date (the “Restricted Period”), Sellers shall not, and shall not permit any of their Affiliates, or officers, to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Business as it relates to the Acquired Franchisees (including any existing or former client or customer of Sellers at any of the Acquired Franchisees and any Person that becomes a client or customer of the Acquired Franchisees after the Closing), or any other Person who has a material business relationship with the Acquired Franchisees, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, Sellers may service any customer outside of the Territory and may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Sellers are not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(b) During the Restricted Period, in the Territory, Sellers shall not, and shall not permit any of their Affiliates to, directly or indirectly, hire or solicit any staff employee or owner of any of the Acquired Franchisees or encourage any such person to leave such employment or hire any such person who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.07(b) shall prevent Sellers or any of their Affiliates from hiring (i) any employee whose employment has been terminated by Buyer or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c) Sellers acknowledge that a breach or threatened breach of this Section 6.07 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Sellers of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(d) Sellers acknowledge that the restrictions contained in this Section 6.07 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.07 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.07 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.08 Closing Conditions From the date hereof until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 6.09 Public Announcements. Upon execution of this Agreement, Buyer will prepare a Current Report on Form 8-k to be filed with the United States Securities and Exchange Commission describing this Agreement and the transactions contemplated herein. The parties will cooperate to prepare an appropriate press release to be issued upon execution of this Agreement. Upon Closing, Buyer will prepare a Current Report on Form 8-k to be filed with the United States Securities and Exchange Commission announcing the Closing. The parties will cooperate to prepare an appropriate press release to be issued upon Closing. Thereafter, the parties shall cooperate as to the timing and contents of any such announcement occurring within six (6) months of Closing. Nothing in this Section 6.09 shall be construed to prevent Buyer from making all filings required by Law with the United States Securities and Exchange Commission.

Section 6.10 Receivables. From and after the Closing, if Sellers or any of their Affiliates receive or collect any funds relating to any Purchased Asset, Sellers shall remit such funds to Buyer within five Business Days after its receipt thereof. From and after the Closing, if Buyer or its Affiliates receive or collect any funds relating to any Excluded Asset, Buyer shall remit any such funds to Sellers within five Business Days after its receipt thereof.

Section 6.11 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents shall be borne and paid by Sellers when due. Sellers shall, at their own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 6.12 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the Ancillary Documents.

Section 6.13 Assignment of Certain Contracts. The terms of many of the Assigned Contracts require the consent of the counterparty for the assignment and transfer to Buyer. The failure to obtain any consents for the assignment and transfer of the Assigned Contracts to Buyer prior to the Closing Date shall not constitute a breach or default under this Agreement. Seller shall use its commercially reasonable efforts to cooperate with Buyer in obtaining all consents requested by Buyer that are necessary for the assignment and transfer of the Assigned Contracts to Buyer. Buyer shall cooperate with Seller and use its commercially reasonable efforts to assist Seller in obtaining such consents, including providing such information regarding Buyer as such persons shall reasonably request as a condition to providing their consent. If Seller is unable to obtain any such consent, Seller shall, at the reasonable direction of Buyer, use its commercially reasonable efforts to act after the Closing as Buyer’s agent for the sole purposes of obtaining for Buyer the benefits under such Assigned Contract to the extent relating specifically to the Acquired Franchisees or to the ownership and use of the Purchased Assets and cooperate with Buyer in any other commercially reasonable arrangement designed to provide such benefits to Buyer, in each case to the maximum extent permitted by Law and the Assigned Contract, with Buyer bearing all Liabilities associated with the performance of such contract after the Closing Date.

Section 6.14 Transition Services. For a period of ninety (90) days following Closing, Sellers agree to cooperate and assist Buyer as reasonably requested by Buyer, with the transition of the Purchased Assets and Assumed Liabilities to Buyer. Any out-of-pocket expenses incurred by Sellers and payable to third parties for such cooperation and assistance shall be promptly paid by Buyer, provided, however that Seller shall consult Buyer prior to incurring expenses to any third party in excess of $5,000.

Section 6.15 PPP Escrow and Forgiveness. In the event the PPP Loan is not fully satisfied or forgiven prior to Closing, then after Closing and until the PPP Loan is fully satisfied or forgiven, Sellers will cause the PPP Escrow Account to remain fully funded with the entirety of the PPP Escrow Amount. The PPP Escrow Amount will only be released in accordance with the terms and conditions of the PPP Escrow Agreement and in full compliance with all Laws including, without limitation, the SBA Procedural Notice.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement and the Ancillary Documents shall be subject to the condition that no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, prohibited, or impracticable, or otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder or thereunder to be rescinded following completion thereof.

Section 7.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement and the Ancillary Documents shall be subject to the fulfillment or Buyer's waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Sellers contained in Section 4.01, Section 4.02, Section 4.03, Section 4.09, Section 4.16, Section 4.19, and Section 4.20 (collectively, the “Fundamental Representations”), the representations and warranties of Sellers contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects) but only to the extent  the aggregate of the inaccuracies and breaches of such representations and warranties of Sellers, taken as a whole, would have a Material Adverse Effect. The Fundamental Representations shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Sellers shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

(c) No Action shall have been commenced against Buyer or a Seller, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d) Sellers shall have delivered to Buyer duly executed counterparts to the Ancillary Documents and such other documents and deliveries set forth in Section 3.03(a).

(e) All liens, other than Permitted Encumbrances, relating to the Purchased Assets shall have been released in full and Sellers shall have delivered to Buyer written evidence, in form satisfactory to Buyer in its sole discretion, of the release of such liens.

(f) Sellers shall have satisfied, either through forgiveness, appropriate escrow, payment or any combination, all amounts borrowed pursuant to the Paycheck Protection Program or other CARES Act program. At their option, Sellers may satisfy this condition through the PPP Escrow Account.

(g) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of each Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied (the “Sellers’ Closing Certificate”).

(h) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors or other governing body of each Seller authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(i) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each Seller certifying the names and signatures of the officers of each Seller authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder.

(j) Seller shall have delivered a consent or approval as required pursuant to the SBA Procedural Notice from the PPP Lender in connection with the transactions contemplated under this Agreement.

(k) Sellers shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.03 Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller's waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Buyer contained in Section 5.01, Section 5.02, and Section 5.04, the representations and warranties of Buyer contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects) but only to the extent the aggregate of the inaccuracies and breaches of such representations and warranties of Buyer, taken as a whole, would have a Material Adverse Effect. The representations and warranties of Buyer contained in Section 5.01, Section 5.02, and Section 5.04 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

(c) No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d) Buyer shall have delivered to Seller duly executed counterparts to the Ancillary Documents and such other documents and deliveries set forth in Section 3.03(b).

(e) Buyer shall have delivered the Buyer Termination Fee to the Escrow Agent pursuant to Section 2.07(a) upon the execution of this Agreement and instructions to the Escrow Agent to release such funds to Sellers pursuant to Section 2.07(a).

(f) Sellers shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied (the “Buyer Closing Certificate”).

(g) Sellers shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(h) Sellers shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder.

(i) Buyer shall have delivered to Sellers such other documents or instruments as Sellers reasonably request and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VIII

INDEMNIFICATION

Section 8.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the eighteen (18) month anniversary of the Closing Date, except that (a) the Fundamental Representations and those representations and warranties contained in Section 5.01, Section 5.02, and Section 5.04 shall survive indefinitely. Any pre-Closing breach of a covenant or agreement shall survive the Closing until resolution thereof in accordance with this Agreement (unless such breach is waived). All covenants and agreements set forth herein requiring performance following the Closing shall survive the Closing in accordance with their respective terms and shall survive indefinitely if no term is specified.

 Section 8.02 Indemnification by Sellers. Subject to the other terms and conditions of this Article VIII, Sellers shall indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Sellers contained in this Agreement, the Ancillary Documents or in any certificate or instrument delivered by or on behalf of Sellers pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Sellers pursuant to this Agreement, the Ancillary Documents or any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement;

(c) any Excluded Asset or any Excluded Liability; or

(d) any third-party claim based upon, resulting from or arising out of the business, operations, actions or obligations of Sellers or any of their Affiliates that were conducted on or prior to, or claims that accrued on or prior to the Closing Date.

Section 8.03 Indemnification by Buyer. Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify and defend each of Sellers and their Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Buyer pursuant to this Agreement; or

(c) any Assumed Liability to the extent such Losses arise out of conduct or the requirement of the performance of an obligation occurring after the Closing Date or any third-party claim based upon, resulting from, or arising out of the business, operations, properties, assets, or obligations of the Business as it relates to the Acquired Franchisees or the Purchased Assets conducted or arising after the Closing Date;

(d) any Action by any Acquired Franchise or any third party arising out of conduct by Buyer or actions by Buyer with respect to the Acquired Franchises, franchise agreement, or Buyer’s operation of its business or any other business related to the Purchased Assets after the Closing Date.

Section 8.04 Limitations. Notwithstanding anything to the contrary set forth herein:

(a) Neither Buyer Indemnitees nor Seller Indemnitees shall make a claim against Buyer or Sellers for indemnification pursuant to this Article VIII unless and until the aggregate amount of such claims exceeds $50,000 (the “Deductible”), in which event Buyer Indemnitees or Seller Indemnitees may only claim indemnification for such Claims that in the aggregate are in excess of the Deductible; and

(b) The maximum aggregate liability of Buyer or Sellers for Claims with respect to claims for indemnification pursuant to Section 8.02(a) or Section 8.03(a) shall be $2,200,000; provided, however, that the foregoing limitation shall not apply to any breach or alleged breach of any Fundamental Representations.

(c) Subject to the limitations set forth in this Section, each of the Parties acknowledges and agrees that the foregoing provisions in this Section will be the sole and exclusive remedy for money damages of the Parties with respect to any inaccuracy of representations and warranties and any breach of any covenants in this Agreement.

(d) If an indemnitee receives insurance proceeds or other indemnity on a claim for which it has already received indemnity from an indemnifying Party, the indemnitee shall as soon as reasonably practicable thereafter pay the insurance or other indemnity proceeds to the indemnifying Party to the extent necessary to refund the indemnity provided by the indemnifying Party. For purposes hereof, obligations of an indemnifying Party shall be reduced by the amount of any available insurance or other indemnity proceeds so long as the insurer has no recourse against the indemnitee for amounts so paid. The indemnitee will use its commercially reasonable efforts to recover under any insurance policies or indemnity or other similar agreements for any losses.

(e) After the Closing, no party hereto shall be liable for any punitive, special, consequential, indirect, exemplary or remote damages (other than those required to be paid to a third party or Governmental Authority as a part of a Claim).

Section 8.05 Procedures of Indemnification. The procedures for indemnification shall be as follows:

(a) The party claiming the indemnification (the “Indemnified Party”) shall promptly give notice to each party from whom the indemnification is claimed (the “Indemnifying Party”) of any claim whether between the parties or brought by a third party against the Indemnified Party, specifying (i) the factual basis for such claim, and (ii) the amount of the claim. If a claim relates to an action, suit, or Proceeding filed by a third party against the Indemnified Party, such notice shall be given by the Indemnified Party to the Indemnifying Party promptly but in any event within fifteen (15) days after written notice of such action, suit, or Proceeding shall have been given to the Indemnified Party. Failure to give prompt notice shall not affect the indemnification obligations hereunder in the absence of actual prejudice.

(b) Following receipt of notice from the Indemnified Party of a claim, the Indemnifying Party shall have thirty (30) days (or fifteen (15) days in the case of any claim by a third party) in which to make such investigation of the claim as the Indemnifying Party shall deem necessary or desirable. For the purposes of such investigation, the Indemnified Party agrees to make available to the Indemnifying Party and/or its authorized representative(s) the information relied upon by the Indemnified Party to substantiate the claim. If the Indemnified Party and the Indemnifying Party agree at or prior to the expiration of said thirty (30) day period (or fifteen (15) day period in the case of any third party claim) (or any agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full amount of the claim.

(c) With respect to any claim by a third party as to which both parties have agreed that the Indemnified Party is entitled to indemnification hereunder (i) the Indemnifying Party shall have the right at its own expense to participate in or, if it so elects, to assume control of the defense of such claim, (ii) the Indemnifying Party must conduct the defense of such claim actively and diligently thereafter in order to preserve its rights to control the defense of such claim, and (iii) the Indemnified Party shall cooperate fully with the Indemnifying Party, subject to reimbursement for reasonable actual out-of-pocket expense incurred by the Indemnified Party as the result of a request by the Indemnifying Party to so cooperate. If the Indemnifying Party elects to assume control of the defense of any third-party claim, the Indemnified Party shall have the right to participate in the defense of such claim at its own expense. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any such claim or demand unless the proposed settlement or compromise (i) involves only the payment of money by one or more Indemnifying Party, (ii) does not impose any injunction or other equitable relief upon the Indemnified Party, and (iii) includes an unconditional release of Indemnified Party for any Liability arising out of such claim or demand or any related claim or demand.

(d) If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third-party claim, the Indemnifying Party shall be bound by the results obtained in good faith by the Indemnified Party with respect to such claim.

ARTICLE IX

TERMINATION

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Seller and Buyer;

(b) by Buyer by written notice to Seller if:

(i) there has been a material breach, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by a Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 7.01 or Section 7.02 and such breach, inaccuracy or failure is incapable of being cured by March 31, 2021or, if capable of being so cured, has not been cured by Seller within ten days of Seller's receipt of written notice of such breach, inaccuracy or failure from Buyer; provided, that there is not then a breach, inaccuracy in or failure to perform any representation, warranty, covenant, or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 7.03; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by March 31, 2021, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(iii)  for any other reason not set forth in Section 9.01(b)(i), or (ii), provided, however, that in the event of a termination by Buyer pursuant to this Section 9.01(b)(iii), no termination shall be effective unless Buyer complies with Section 9.02;

(c) by Seller by written notice to Buyer if:

(i) there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 7.01 or Section 7.03 and such breach, inaccuracy or failure is incapable of being cured by March 31, 2021 or, if capable of being so cured, has not been cured by Buyer within ten days of Buyer's receipt of written notice of such breach, inaccuracy or failure from Seller; provided, that there is not then a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Sellers pursuant this Agreement that would give rise to the failure of any of the conditions specified in Section 7.02; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by March 31, 2021, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d) by Buyer or Sellers in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal, impracticable, or otherwise prohibited; or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02 Buyer Termination Fee.

(a) If Buyer terminates this Agreement pursuant to Section 9.01(b)(iii) or Seller terminates this Agreement pursuant to Section 9.01(c), other than termination because of a failure of any condition set forth in Section 7.01 or Section 7.03(c), and all of the conditions to Buyer’s obligations to consummate the Closing under Section 7.02 have been satisfied, Buyer shall instruct the Escrow Agent to pay to Sellers the Buyer Termination Fee, it being understood that in no event shall Buyer be required to pay the Buyer Termination Fee on more than one occasion.

(b) If the parties mutually agree to terminate this Agreement, Buyer terminates this Agreement for any reason set forth in Section 9.01(b)(i), or (ii), Seller terminates this Agreement pursuant to Section 9.01(c) because of a failure of any condition set forth in Section 7.01 or Section 7.03(c), or either Party terminates this Agreement pursuant to Section 9.01(d), or this Agreement is terminated, voided, or made invalid for any reason not set forth in Section 9.02(a), the Buyer shall not be required to pay the Buyer Termination Fee to Sellers and the Buyer shall immediately be entitled to a return of the Buyer Termination Fee from the Escrow Agent.

(c) Notwithstanding anything to the contrary in this Agreement, (i) Sellers’ right to receive payment of the Buyer Termination Fee pursuant to this Section 9.02 shall be the sole and exclusive remedy of Sellers or any of their Affiliates against Buyer or any of its Affiliates or any of their respective stockholders, partners, members or Representatives for any and all losses that may be suffered based upon, resulting from or arising out of the circumstances giving rise to such termination, and (ii) upon payment of the Buyer Termination Fee by the Escrow Agent to Sellers, none of Buyer or any of its Affiliates or any of their respective stockholders, partners, members or Representatives shall have any further liability or obligation relating to or arising out of Buyer's failure to consummate the transactions contemplated by this Agreement or any of the Ancillary Documents. In no event shall Sellers seek any (x) equitable relief or equitable remedies of any kind whatsoever or (y) money damages or any other recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, other than damages in an amount not in excess of the Buyer Termination Fee, in each case, relating to or arising out of Buyer's failure to consummate the transactions contemplated by this Agreement or any of the Ancillary Documents.

Section 9.03 Effect of Termination. In the event of termination of this Agreement in accordance with this Article IX, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) as set forth in this Article IX and Article X;

(b) that, subject in all cases to Section 9.02, nothing herein shall relieve any party hereto from liability for any intentional breach of any provision of this Agreement which results in a termination; and

(c) no termination of this Agreement shall affect to obligations of the Parties (and any other Person subject thereto) under the Non-Disclosure Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller:	Link Staffing Services Corporation 1800 Bering Drive Suite 800 Houston, TX 77057 Attention Chief Executive Officer(s) bill@linkstaffing.com karen@linkstaffing.com
with a copy to:	Doherty & Doherty LLP 1717 St. James Place Suite 520 Houston, TX 77056 Pat@Doherty-law.com
If to Buyer:	HQ Link Corporation 111 Springhall Drive Goose Creek, SC 29445 E-mail: jdmcannar@hirequest.com Attention: Chief Legal Officer

Section 10.03 Interpretation. For purposes of this Agreement, unless otherwise expressly provided herein: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole (d) the singular includes the plural and vice versa; (e) reference to a Person includes such Person’s successors and assigns but, in the case of a Party, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (f) reference to any gender includes the other gender and the neutral gender; (g) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP; (h) references to “days” are calendar days; and (i) all references to dollars refer to the lawful currency of the United States. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04 Headings. The Table of Contents and the Article and Section headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 6.07(d), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06 Entire Agreement. This Agreement, the Non-Disclosure Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign its rights or obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08 No Third-party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF SOUTH CAROLINA IN EACH CASE LOCATED IN THE CITY OF CHARLESTON AND COUNTY OF CHARLESTON, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY'S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section 10.11 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed by Sellers in accordance with the specific terms hereof or were otherwise breached by Sellers. It is accordingly agreed that Buyer shall be entitled, without posting a bond or similar indemnity, to an injunction or injunctions to prevent breaches of this Agreement or the Ancillary Documents or to enforce specifically the performance of the terms and provisions hereof in any court located in the State of South Carolina, in addition to any other remedy to which it is entitled at law or in equity. Sellers agree that they will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement or the Ancillary Documents on the basis that Buyer has an adequate remedy at law or an award of specific performance is not an appropriate remedy.

Section 10.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement. The parties agree that electronic signatures shall be enforceable.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
SELLERS: Link Staffing Services Corporation
By /s/ William T. Pitts Name: William T. Pitts Title: President
Franlink, Inc.
By /s/ William T. Pitts Name: William T. Pitts Title: President
Stafflink, Inc.
By /s/ William T. Pitts Name: William T. Pitts Title: President
BUYER: HQ Link Corporation
By /s/ John D. McAnnar Name: John D. McAnnar Title: Chief Legal Officer